Exhibit 10.1

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

SERVICES

AGREEMENT

between

LONZA BIOLOGICS PLC

and

TRANSKARYOTIC THERAPIES, INC.

THIS AGREEMENT is made the 23 day of            July, 2004

BETWEEN

1.	LONZA BIOLOGICS PLC, the registered office of which is at 228 Bath Road, Slough, Berkshire SL1 4DX, England (“LB”) and

2.	TRANSKARYOTIC THERAPIES, INC. of 700 Main Street, Cambridge, MA 02139, USA, (“Customer”).

WHEREAS

A.	Customer is the proprietor of a gene-activated erythropoietin protein known as GA-EPO, and of related cell lines, cell banks and materials and information and improvements thereto; and

B.	LB has the expertise in the evaluation and production of proteins for therapeutic use; and

C.	LB manufactured GA-EPO [**];

D.	The Customer has recently reacquired from Aventis rights outside of the United States to GA-EPO;

E.	The Customer desires to have LB manufacture GA-EPO at its Slough Facility and LB desires to manufacture GA-EPO at the Slough Facility;

F.	Customer wishes to contract LB for Services relating to GA-EPO as described in this Agreement, and

G.	LB is prepared to perform such Services for Customer on the terms and conditions set out herein.

NOW IT IS AGREED AS FOLLOWS:

1.	The following terms shall have the following meanings unless the context requires otherwise:

“Affiliate”	means any Company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant party to this Agreement. “Control” means the ownership of more than fifty per cent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the party in question;

“Agreement”	means this agreement incorporating Schedules 1 (Product Specification), 2 (Services), 3 (Price and Terms of Payment), 4 (Timeline), and 5 (Anticipated

Changes in Process), as amended or varied from time to time by written agreement of the parties;

“Aventis”	means Aventis Pharmaceuticals, Inc., and its predecessors, including Hoechst Marion Roussel Inc., Affiliates, successors in title and lawful assigns;

“Batch”	means the total Product obtained from one fermentation and associated purification using the Process and carried out in accordance with cGMP;

“Binding Order”	has the meaning ascribed to it at Clause 4.13 below;

“Campaign”	has the meaning ascribed at Clause 4.11 below;

“Cell Line”	means the cell line, particulars of which are set out in Schedule 1 [**];

“cGMP”	means Good Manufacturing Practices and General Biologics Products Standards as promulgated under the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC, as in effect from time to time and, to the extent that Product is intended for use in the United States, the US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610). For the avoidance of doubt, LB’s operational quality standards are defined in internal cGMP policy documents;

“cGMP Product”	means Product which is required under Schedule 2 to be manufactured in accordance with cGMP and any commercial Batches;

“Customer”	means Transkaryotic Therapies, Inc. and its Affiliates, successors in title and lawful assigns;

“Customer Information”	means all technical and other information relating to the Cell Line, the Process (except to the extent that Aventis retains rights to such information) (including for the avoidance of doubt improvements or modifications thereto from time to time) and the Product (except to the extent that Aventis retains rights to such information), including technical and other information generated by LB on behalf of Customer [**] (except to the extent that Aventis retains rights to such information). For the avoidance of doubt, Customer Information shall include (i) all technical and other information owned by, or licensed to, the Customer, (ii) all Product-specific know-how, including process improvements (regardless of which Party created it or when it was created (except to the extent that Aventis retains rights to such know-how)), and (iii) all Process-specific know-how and documentation, (except to the extent that Aventis retains rights to such information) including standard operating procedures related to the Product, batch records, analytical protocols, assays, media preparation, reagent preparation, validation techniques, growth conditions, and certificates of analysis related to the Product;

“Customer Materials”	means all materials owned or licensed by Customer, and all material in LB’s possession relating to the Process or the Product. For purposes of clarity, Customer Materials shall include the Cell Line, and any other cell line, cell bank, assay, media, reagents, validation materials, reference standard, or raw material relating to the Process or the Product, and the progeny or ancestors thereof;

“Customer Patent Rights”	means all patents and patent applications of any kind throughout the world that are necessary or useful in performance of the Services excluding the LB Patent Rights;

“Deliver”, “Delivered” or “Delivery”	has the meaning given to it in Clause 4.1;

“LB”	means Lonza Biologics plc and its Affiliates, successors in title and lawful assigns;

“LB Know-How”	means all technical and other information known to LB from time to time and applicable to the manufacture of biologics generally other than information in the public domain;

“LB Patent Rights”	means all patents and patent applications of any kind throughout the world and applicable to the manufacture of biologics generally that LB is the owner of or is entitled to use, other than rights obtained from Customer [**];

“LOI”	means the Letter of Intent between the parties dated 28th April 2004;

“Party”	means either LB or Customer, as the case may be;

“Portsmouth Facility”	means LB’s facility in Portsmouth, New Hampshire, USA;

“PPI”	means the percentage increase in the then most current published United Kingdom Government statistics for the United Kingdom Retail Price Index;

“Price”	means the price specified in Schedule 3 for the Services;

“Process”	means the process for the cell culture production and purification of the Product, including any improvements or modifications thereto;

“Product”	means all or any part of the product manufactured using the Process (including any sample thereof), the particulars of which are set out in Schedule 1 and including all derivatives thereof [**];

“Services”	means all or any part of the services the subject of the Agreement (including, without limitation, cell culture evaluation, purification evaluation, master, working and extended cell bank creation, and sample and bulk production, and all required testing, support and release activities, and all assays, reference standards, stability studies, technical reports, validation studies, and other reports required for the registration and maintenance of the Product), including those activities set out in Schedule 2. For the purposes of clarity, the Services include (i) all activities and documentation necessary or advisable to register the Slough Facility as a manufacturing site for the Product with all applicable regulatory authorities, including activities related to follow-up work required to respond to questions from the regulatory authorities (ii) all activities and documentation necessary or advisable to maintain the registration of the Slough Facility as a manufacturing site for the Product with all applicable regulatory authorities, and (iii) all activities and documentation necessary or advisable to release the Product in accordance with applicable regulations, including cGMP regulations;
“Slough Facility”	means LB’s facility at Slough, Berkshire, England;

“Specification”	means the specification for Product, particulars of which are set out in Schedule 1, as it may be amended from time to time by written agreement of LB and the Customer;

“Stage”	means a stage of the Services as set out in Schedule 2;

“Terms of Payment”	means the terms of payment specified in Schedule 3;

“Testing Laboratories”	means any third party instructed by LB to carry out tests on the Cell Line or the Product.

References to the singular number include the plural and vice versa, references to Clauses and Schedules are references to clauses and schedules to this Agreement.

2. Customer Obligations, Warranties and Indemnities

2.1	Absent a good faith dispute, Customer shall pay the Price set out in Schedule 3 for provision of the Services together with any additional costs and expenses that fall due under this Agreement in accordance with the Terms of Payment.

2.2	Immediately following the date of this Agreement, to the extent that Customer [**] has not already done so, the Customer shall supply to LB the Customer Information, together with full details of any hazards relating to the Cell Line and/or the Customer Materials, their storage and use. Property rights, including real and intellectual property rights, in the Cell Line and/or the Customer Materials and/or the Customer Information are and shall be fully vested in the Customer.

2.3	The Customer hereby grants LB the non-exclusive right to use the Cell Line, the Customer Materials and the Customer Information for the purpose of performing the Services under this Agreement. The Customer also grants LB a non-exclusive right to use LB Know-How (to the extent such LB Know-How is Customer Information).

2.4	The Customer represents to LB that, as of the date hereof:

2.4.1	Customer has the right to enter into this Agreement;

2.4.2	Customer has the right to (i) supply the Customer Materials and Customer Information to be provided by Customer after the date hereof, and (ii) permit LB’s use of all other Customer Materials and Customer Information, in each case, for the purpose of the performance of LB’s obligations under this Agreement;

2.4.3	Any Customer Materials not owned by Customer are licensed to Customer under a license which will permit their use by LB to perform its obligations under this Agreement; and

2.4.4	to the best of Customer’s knowledge and belief, having made due and careful enquiry, the use by LB of the Customer Materials and Customer Information for performance of LB’s obligations under this Agreement and in accordance with this Agreement (including without limitation the manufacture of the Product) will not infringe any valid intellectual property rights of any third party.

In addition, Customer warrants that it will promptly notify LB in writing if (a) there is any material change in the ability of the Customer to make the representations in this Clause 2.4 and (b) it receives or is notified of a claim from a third party that the Customer Materials or that the use by LB thereof for the performance of LB’s obligations under this Agreement infringes any intellectual property rights of such third party.

2.5	The Parties hereto acknowledge that there currently exist proceedings brought by Kirin Amgen Inc. and others against Customer and others (including LB in some actions) in both England (action numbers HC1999 No. 02916, HC1999 No. 02917, HC1999 No. 03241 and HC 2001 No. 3284) and the United States (collectively, the “Existing Proceedings”) relating to Product and the Cell Line and certain other Customer Materials. The Parties further acknowledge that LB may be accused of or found to infringe third party intellectual property rights in the performance of its obligations under this Agreement and the LOI and may be liable in damages or by injunction (both interim and final) to such third parties on a standard or punitive basis under the Existing Proceedings or new proceedings or to any other party. In consideration of the Parties entering into the Agreement for the development and manufacture of Product and the above liability factors having been taken into consideration, Customer hereby irrevocably undertakes to LB, without limitation, to indemnify on demand and hold harmless LB in respect of any and all losses, claims, costs, fines, damages or expenses of any nature which LB incurs or suffers and for which LB is not able to recover under an existing and enforceable indemnity from a third party, including Aventis, whether foreseeable or not, direct or otherwise, which LB may incur, become liable for or suffer under the Existing Proceedings, or under any other proceedings or claims (anywhere in the world) arising out of or incidental to:

2.5.1	any breach of the warranties given by the Customer under Clause 2.4 above;

2.5.2	any claims alleging or finding LB’s manufacture, storage or export of Product and/or use of the Customer Materials infringes any intellectual property rights vested in any third party (whether or not Customer or LB knows or ought to have known about the same); and

2.5.3	any detriment or additional loss caused to LB under the Existing Proceedings as a result of LB’s performance of the Services hereunder or under the LOI which LB incurs or suffers and for which LB is not able to recover under an existing and enforceable indemnity from a third party, including Aventis;

provided, however, that LB does not transfer from, or use at, any facility in the United States, including the Portsmouth Facility, any raw, in-process or finished material related to the manufacture or testing of the Product without Customer’s prior written permission (other than the transfer of documentation which does not require permission of Customer). For purposes of clarity, LB acknowledges that the transfer of any cell lines, cell banks, or Product from anywhere in the United States, including the Portsmouth Facility, to the Slough Facility, or the use of any such materials anywhere in the United States, may violate an existing court order or representation made to a court in the United States or the United Kingdom, and LB agrees that it will not so transfer such items without prior written permission of the Customer. Notwithstanding anything to the contrary herein, Customer shall not be required to indemnify LB (i) to the extent any loss is caused to LB by the use in the United States or transfer of any raw, in-process or finished material related to the manufacture or testing of the Product from any site within the United States to any person or place without having first sought and obtained Customer’s written consent, (ii) to the extent that LB does not comply with Customer’s instructions, provided such instructions are given in good faith and capable of being discharged by LB, do not require LB to act in contravention of the Existing Proceedings or otherwise illegally, or to act in breach of the Agreement or any other agreement or arrangement to which LB might be party, or (iii) to the extent that any claim of infringement is based on LB’s own processes as opposed to the Customer Materials, Customer Information, the Product, or a combination of the Customer Materials, Customer Information, Product and LB’s proprietary processes. Customer shall also indemnify LB in accordance with the terms and conditions of this Clause 2.5 to the extent that LB is required to indemnify any testing laboratory approved by Customer to perform services in connection with the manufacture of the Product hereunder; provided, that such indemnity does not exceed the scope of items that LB would be indemnified for hereunder had it performed such services itself.

2.6	The Customer shall further indemnify, hold harmless and maintain LB promptly indemnified against all claims, actions, costs, expenses (including court costs and legal fees on a full indemnity basis) or other liabilities whatsoever in respect of:

2.6.1	any product liability in respect of Product, except to the extent that such liability is caused by the negligent act or omission or willful misconduct of LB in the production and/or supply of Product; and

2.6.2	any negligent or willful act or omission of the Customer in relation to the use, processing, storage or sale of the Product.

2.7	Except as set forth in Clause 2.5, in no event shall Customer be liable hereunder for any special, indirect or consequential loss, whether arising at contract or at law and irrespective of fault or negligence. For purposes of clarity, it is the intention of Customer and LB that Customer indemnify LB for all damages, whether direct or indirect, awarded against LB for the benefit of a third party in an intellectual property infringement action related to LB’s manufacture of Product and/or use of the Customer Materials, or to any other activity carried out by LB at Customer’s request in accordance with this Agreement, and it is the intent of Customer and LB that Customer not be responsible for LB’s special, indirect or consequential damages in any other circumstance. For purposes of clarity, it is the intention of the Parties that Customer indemnify LB for any special, indirect or consequential damages that LB is forced to pay a third party, including any such payment in connection with the Existing Proceedings, whether such third party is a person, corporation or a governmental entity. It is not the intention of the Parties that Customer would be liable under any circumstances for any special, indirect or consequential damages which LB itself suffers.

2.8	Customer shall obtain and maintain product liability insurance with a reputable and solvent insurance provider in the amount of US$ 10 million per event or linked events. Customer shall ensure that LB’s interest shall be noted on the product liability insurance policy and Customer shall supply LB with a copy of such insurance policy on reasonable request and shall not terminate or amend (other than amending to increase the level of cover) such policy without prior written notice to LB.

2.9	In the event that Customer or LB receive notice of a claim which gives rise to liability under this Agreement, it shall promptly notify the other party in general terms of such claim (provided however, that failure to notify shall not relieve either Party of its obligations under this Agreement except to the extent such failure prejudices such Party). In the event any proceedings are commenced (or the Existing Proceedings escalated as a result of LB’s performance of its obligations under the Agreement) making it apparent that it will not be possible to complete the Services for legal reasons, then either Party may initiate the discussions referenced in Clause 8.1 and if such discussions do not result in an agreement between the Parties, then either Party may terminate this Agreement pursuant to Clause 8.1.

2.10	In the event that LB requests indemnification under clause 2.5 or 2.6 above it shall:

2.10.1	not prejudice any defense or claim or attempt to settle or compromise such claim other than (i) with the prior written consent of Customer, such consent not to be unreasonably withheld or delayed, or (ii) at LB’s own discretion and its own cost; provided, however, that no settlement requiring any admission by Customer or that imposes any obligation or restriction on Customer or causes Customer prejudice shall be made without Customer’s prior written consent, such consent to be at Customer’s absolute discretion;

2.10.2	subject to LB’s rights under clause 2.11 and to Customer’s obligations under clause 2.12, allow Customer to have exclusive, sole control of, and responsibility for the costs of, the conduct of the negotiations and proceedings, including any counterclaim, any settlement, and/or judgements related thereto. If Customer does not notify LB of its intention to take such control at least seven (7) days prior to the date an answer is due in such action, LB shall have the right to control its own defense and counterclaim and Customer shall be responsible for all reasonable costs associated therewith and shall at its own expense cooperate as reasonably requested by LB in the conduct of any such action;

2.10.3	co-operate as reasonably requested by Customer in the conduct of any claim (and counterclaim) and Customer shall be responsible for all reasonable costs associated therewith.

2.11	No settlement requiring any admission by LB or that imposes any obligation or restriction on LB or causes LB prejudice shall be made without LB’s prior written consent, such consent to be at LB’s absolute discretion.

2.12	Where Customer takes control of any proceedings, it shall diligently and properly prosecute and defend LB on its behalf, subject to LB’s other rights from any such claims using resources equal to that it would use in the case of defending itself including the use of recognized and respected attorneys with leading reputations in the relevant area of law concerned with such claim, who shall jointly represent Customer and LB. In such an event, LB shall have the right, at LB’s expense, to hire independent counsel, who shall not appear as counsel in the case, to work with and observe the counsel hired by Customer to represent jointly Customer and LB. Customer shall retain full control over prosecution of the proceedings, but shall allow full access to and grant full cooperation with the independent counsel for the duration of the proceedings so long as such access does not violate any protective or other court order. [**].

2.13	In the event that proceedings are commenced against LB (or in the case of Existing Proceedings become escalated) as a result of performance of LB’s obligations under this Agreement, LB shall not be liable to Customer in the event that LB suspends the performance of its obligations hereunder (which it shall be entitled to do) pursuant to a court order. Additionally, LB shall not be liable to Customer in the event that LB suspends the performance of its obligations hereunder (which it shall be entitled to do) pursuant to a good faith and reasonable recommendation from Customer’s or LB’s attorneys, or in agreement with the Customer. LB shall not suspend the performance of its obligations under this Agreement without first discussing such potential suspension with Customer. Customer and LB shall be entitled to terminate this Agreement pursuant to Clause 8.1 in the event that LB suspends performance pursuant to this Clause 2.13.

2.14	The obligations of LB and the Customer under this Clause 2 shall survive the termination for whatever reason of the Agreement for the length of the applicable statute of limitations on a territory-by-territory basis. For the avoidance of doubt, once a claim for indemnification is invoked in a jurisdiction, it is in effect until full and final determination of the claim.

3. Provision of the Services

3.1	LB shall diligently carry out the Services and shall use all reasonable efforts to achieve the estimated timescales described in Schedule 4 hereto. LB shall use all reasonable efforts to schedule the manufacture of Product in accordance with the Customer’s timelines; provided, however, that unless otherwise agreed with the Customer in no event shall LB commence any Stage [**], subject to Clause 9 below. LB and the Customer shall use sound and professional principles and practices in the planning and performance of Services under this Agreement in accordance with normally accepted industry standards, and the performance will reflect LB’s best professional knowledge, skill and judgment. Where Customer requests LB to re-schedule any Stage, LB shall use all reasonable efforts to accommodate such request and shall inform Customer as soon as reasonably practicable of the time and cost implications of such re-scheduling. LB does not guarantee that it will be able to accommodate any request to re-schedule a Stage. It is understood that the Stages set forth in Schedule 2 are not in chronological order, and many stages will be concurrent with one another, as described more fully in Schedule 4 hereto. Before commencing each Stage, LB and the Customer shall produce and sign a concept sheet which describes the activities to be taken during such Stage in detail. Once the concept sheet is signed, LB will commence the Stage, keep the Customer apprised of its progress in that Stage in weekly progress reports, and give the Customer an opportunity to comment on significant decisions related to the implementation of that Stage; provided, however, that in the event that the Customer has not commented on such decision within ten days of being asked to do so by LB, LB shall proceed using its best judgement. LB shall not delay implementation of a Stage based on the failure to obtain a signature on any document other than (i) a concept sheet, as described above or (ii) the signature of a Customer representative if required by a regulatory authority.

3.2	LB shall manufacture cGMP Product to meet the Specification; provided that there shall be [**] cGMP Product manufactured [**] agreed to or requested by Customer so long as LB notifies Customer in advance [**]. For the purposes of clarity, LB shall [**] suitable for registration of LB as the manufacturer of the Product (whether or not registration is actually awarded). In respect of each Campaign, LB will deliver an average of at least [**] of Product per Batch less all samples taken from such Batches for routine tests and studies associated with the performance of the Batch; provided, however [**] Product per Batch over the initial [**] less all samples taken from such Batches for use in tests and studies associated with future Batch production. LB shall also maintain appropriate samples as required by cGMP and other regulations, including for required stability testing. LB shall permit a representative of Customer to be present in accordance with the Quality

Agreement during the performance of the Services for purposes of monitoring but LB shall at all times remain responsible for such performance. LB and the Customer have agreed to implement certain changes to the Process, including those set forth on Schedule 5, and LB and the Customer will use their reasonable efforts to implement such changes as promptly as practicable, consistent with the overall goal of bringing the Product to market as quickly as possible.

3.3	LB acknowledges the importance of timely performance of all of its obligations hereunder, and that any delay can have significant financial consequences to Customer and medical consequences to patients utilizing the Product. Therefore, LB undertakes to use all reasonable efforts to complete all of its obligations hereunder in a timely manner and in accordance with the schedules agreed upon by Customer and LB. However, the timescales set down for the performance of the Services (including without limitation the dates for production and Delivery of Product) and the quantities of Product for Delivery set out in Schedule 2 are estimated only to the extent that they may be affected by the unpredictable nature of the biological processes involved in the Services. Notwithstanding the foregoing, LB agrees to deliver all Product in accordance with the timing set forth in the relevant Binding Order.

3.4	Without prejudice to LB’s obligations under Clauses 3.1 and 3.2 and absent the negligence, bad faith, or willful misconduct of LB, the Customer shall not be entitled to cancel any unfulfilled part of the Services or to refuse to accept the Services on grounds of (a) late performance, (b) late delivery or (c) failure to produce the estimated quantities of Product for Delivery; provided, however, that in the case of (a) or (b), if, due primarily to the fault or negligence, bad faith or willful misconduct of LB, Product is manufactured or delivered more than [**] months after the scheduled manufacture or delivery date, as the case may be, then Customer shall have the right to terminate this Agreement pursuant to Clause 8.5.1. LB shall not be liable for any loss, damage, costs or expenses of any nature, whether direct or consequential, occasioned by:

3.4.1	any delay in performance or Delivery to the extent that such delay is a result of the unpredictable nature of the biological processes involved in the Services (as opposed to any lack of diligence on the part of LB); or

3.4.2	any failure to produce the estimated quantities of Product for Delivery to the extent that such failure is a result of the unpredictable nature of the biological processes involved in the Services (as opposed to any negligence or willful misconduct on the part of LB).

Provided that if a significant failure to produce the agreed estimated quantities (if any) of Product for Delivery arises due to negligence, bad faith or willful misconduct by LB, the Parties shall agree on a commercially reasonable mechanism by which to compensate Customer.

3.5	LB shall comply with all applicable regulatory requirements applicable to the Services, including the International Committee for Harmonisation, any requirements imposed by the EMEA, and those requirements set out in Schedule 2.

3.6	LB hereby undertakes not to use the Cell Line, the Customer Materials or the Customer Information (or any part thereof) for any purpose other than the performance of the Services.

3.7	LB shall:

3.7.1	at all times use all reasonable endeavours to keep the Cell Line and/or the Customer Materials secure and safe from loss and damage in such manner as LB stores its own material of similar nature;

3.7.2	not part with possession of the Cell Line and/or the Customer Materials or the Product, save for the purpose of tests at the Testing Laboratories and the storage of the Cell Bank at a second secure location to be chosen with the consent of the Customer, and subject to any legal requirement imposed on LB by the Existing Proceedings or any other legal proceedings; and

3.7.3	procure that all Testing Laboratories are subject to obligations of confidence substantially in the form of those obligations of confidence imposed on LB under this Agreement.

3.8	Customer shall have the right to substitute one or more other products (each, an “Alternate Product”) for the Product, and the terms of this Agreement shall apply to such Alternate Product as if it were the Product; provided, however that the price paid for the manufacture of such Alternate Product shall be adjusted as described in Schedule 3 hereto. In the event that the development or manufacture is delayed for any reason, including without limitation, pursuant to an injunction, then Customer may substitute an Alternate Product with the Product for the period of such delay. An Alternate Product shall not include any product that would present a risk to (a) the operation of the Slough Facility as a site where many third-party biological products are manufactured, or (b) any of LB’s employees.

3.9	Customer and LB shall enter into a Quality Agreement in a form to be agreed by the Parties. The Quality Agreement shall describe their respective responsibilities related to maintaining the quality of the Product. It is understood that Lonza is primarily responsible for the release of the purified bulk Product to the Customer for further processing, including the maintenance of quality systems and ensuring the quality of the Product in accordance with cGMP.

3.10	LB grants Customer the right to audit or to appoint third parties reasonably acceptable to LB to audit, under applicable confidentiality provisions, at any reasonable time, the facilities employed, raw materials purchased on Customer’s behalf and the invoices for same, in-process and finished Product inventory, inventory of materials purchased on Customer’s behalf and the financial and other documentation utilized by LB in tracking services and materials purchased on Customer’s behalf, in each case, to the extent that it relates the Product or the Process. Customer will endeavor to notify LB at least twenty (20) days in advance of such an audit by Customer and thirty (30) days in advance of such an audit by a third party. Customer shall promptly report to LB with respect to any issues discovered by such audits (including without limitation failures to comply with batch records and cGMP), and LB shall use its commercially reasonable efforts to remedy such issues as soon as possible. To the extent that the results of any such audit are disputed, the Parties agree to engage a mutually acceptable public accounting firm to perform such audit.

3.11	LB shall permit inspections of LB’s facilities by governmental authorities (such as the United States of America Food and Drug Administration and equivalent European and Japanese regulatory authorities or other regulatory authorities from countries in which Customer anticipates filing or has filed a marketing registration) for any registration or pending registration for manufacturing of bulk purified Product. Customer reserves the right to be present at all such inspections and to review and consult on any response to adverse or objectionable observations or findings cited by any regulatory authority prior to submission with such regulatory authority; provided, however, that with respect to any Product-specific observation or pre-approval inspection, Customer must approve any such response in advance, such approval not to be unreasonably withheld. LB shall report to Customer with respect to any issues discovered by such audits (including without limitation failures to comply with batch records and cGMP), and LB shall use its reasonable commercial efforts to remedy any issues arising from such audit as soon as possible and Customer shall approve such remedy in advance, such approval not to be unreasonably withheld.

3.12	In the event that LB is found by any regulatory authority to have failed to comply with regulatory requirements related to the Slough Facility or which may affect the manufacture of the Product, LB shall so notify Customer in writing within [**] days after learning of such failure and shall explain in writing to Customer the steps that it is taking to prevent such failure from occurring again in the future.

3.13	It is the intention of LB and the Customer that the Customer be able to recreate the Process as described in any governmental registration of the Product at another facility at any time. For the avoidance of doubt, Customer Information, Customer Materials, and the Process are owned and shall continue to be owned by the Customer. The Customer shall also own all non-fixed assets, such as columns, paid for by the Customer. The provisions of this Clause 3.13 shall survive termination of this Agreement.

3.14	In the event that the Customer commences transfer of the Process to a third party, then the Customer shall so notify LB in writing. LB shall assist in such transfer as reasonably requested by the Customer, at Customer’s cost at a rate of [**] per hour, [**]. The provisions of this Clause 3.14 shall survive termination of this Agreement.

3.15	In the event that the Customer receives a bona fide offer from a contract manufacturing organization to manufacture the Product, then the Customer shall give LB [**] days notice prior to accepting such bona fide offer, and LB shall have a right to enter into an agreement to manufacture the Product on substantially the same terms as contained in such bona fide offer.

4.	Delivery, Transportation of Product, Customer Tests, Forecasting and Ordering

4.1	Product shall be Delivered EXW (ex-works) LB premises (as defined by Incoterms 2000) which means (a) when LB places Product at the disposal of Customer at LB’s premises not cleared for export and not loaded onto any collecting vehicle and (b) risk and title to Product pass to Customer upon Delivery (“Deliver,” “Delivery,” or “Delivered,” as appropriate). Subject to Clause 4.2, LB shall deliver to Customer the Certificate of Analysis and any other required documentation not later than the date of Delivery. Transportation of Product, whether or not under any arrangements made by LB on behalf of Customer, shall be made at the sole risk and expense of the Customer.

4.2	At Customer’s request, LB will Deliver Product in quarantine prior to delivery of the Certificate of Analysis. Such request shall be accompanied by Customer’s written acknowledgement that the Product has been Delivered without the transmittal to Customer of a Certificate of Analysis, that accordingly the Product cannot be administered to humans until transmittal of the Certificate of Analysis, and that Customer nevertheless accepts full risk of loss, title and ownership of the Product. The Delivery of Product in quarantine shall be subject to such testing requirements as LB may reasonably require, and the [**] day period referred to in Clause 4.8 shall run from Delivery in quarantine by Customer of the Product.

4.3	Unless otherwise agreed, LB shall package and label Product for Delivery in accordance with its standard operating procedures. LB shall provide Customer with a copy of its standard operating procedures for shipping and provide Customer an adequate opportunity to review it before shipping any Product. It shall be the responsibility of the Customer to inform LB in writing in advance of any special packaging and labeling requirements for Product. All additional costs and expenses reasonably incurred by LB in complying with such special requirements shall be charged to the Customer in addition to the Price.

4.4	If requested in writing by the Customer, LB will (acting as agent for Customer) arrange for insurance of Product whilst held by LB after Delivery (awaiting transportation) for a maximum of fourteen (14) days on terms equivalent to those under which LB insures product prior to Delivery. All additional costs and expenses reasonably incurred by LB in arranging such insurance shall be charged to the Customer in addition to the Price.

4.5	If requested in writing by the Customer, LB will (acting as agent of the Customer for such purpose) arrange the transportation of Product from LB’s premises to the destination indicated by the Customer together with insurance cover for Product in transit at its invoiced value. All additional costs and expenses reasonably incurred by LB in arranging such transportation and insurance shall be charged to the Customer in addition to the Price.

4.6	Where LB has made arrangements for the transportation of Product, the Customer shall diligently examine the Product as soon as practicable after receipt. Notice of all claims (time being of the essence) arising out of:

4.6.1	visible damage to or total or partial loss of Product in transit shall be given in writing to LB and the carrier within [**] working days of receipt by Customer or its designee; or

4.6.2	non-Delivery shall be given in writing to LB within [**] days after the date of LB’s dispatch notice.

4.7	The Customer shall make damaged Product and associated packaging materials available for inspection and shall comply with the requirements of any insurance policy covering the Product notified by LB to the Customer in writing. LB shall offer the Customer all reasonable assistance (at the cost and expense of the Customer) in pursuing any claims arising out of the transportation of Product.

4.8	Promptly following receipt of Product or any sample thereof, the Customer may carry out any of the tests outlined or referred to in the Specification set out in Schedule 1. Subject to the first sentence of Clause 3.2, if such tests show that the Product fails to meet Specification, the Customer shall give LB written notice thereof within [**] days from the date of Delivery and shall return a portion of such Product to LB’s premises sufficient to allow LB to conduct further testing. In the absence of such written notice Product shall be deemed to have been accepted by the Customer as meeting Specification. Subject to the first sentence of Clause 3.2, if Customer has reasonably demonstrated that Product returned to LB fails to meet Specification and that such failure is not due to acts or omissions of the Customer or any third party after Delivery, LB shall at Customer’s discretion refund that part of the Price that relates to the production of such Product or replace such Product at LB’s own cost and expense. In the event Customer requires LB to replace such Product, LB shall use all reasonable endeavours to do so with the minimum delay having regard to its commitments to third parties in the timing of such replacement.

4.9	Subject to the first sentence of Clause 3.2, if there is any dispute concerning whether Product returned to LB fails to meet Specification or whether such failure is due to acts or omissions of the Customer or any third party after Delivery, such dispute shall be referred for decision to an independent expert (acting as an expert and not as an arbitrator) to be appointed by agreement between LB and the Customer or, in the absence of agreement by the President for the time being of the Association of the British Pharmaceutical Industry. The costs of such independent expert shall be borne by the Party against whom such independent expert rules. The decision of such independent expert shall be in writing and, save for manifest error on the face of the decision, shall be binding on both LB and the Customer.

4.10	The provisions of Clauses 4.8 and 4.9 shall be the sole remedy available to the Customer in respect of Product that fails to meet Specification.

4.11	Customer shall order commercial Product in campaigns (each, a “Campaign”) of at least [**] Batches. The Customer shall place a Binding Order for at least [**] per calendar year

(beginning in calendar year [**]) unless the Agreement is terminated prior to [**] of such calendar year, in which case such minimum order requirement shall not apply to such calendar year. [**].

4.12	Customer shall provide LB with a [**] forecast (the “Forecast”) of Customer’s expected requirements [**] Product to be delivered in each of the next [**] calendar quarters. The first Forecast will be delivered to LB no later than [**]. Customer shall update the Forecast quarterly based on calendar quarters. LB agrees to notify Customer in advance of accepting any bona fide order for manufacturing capacity received by it from a third party which would limit LB’s ability to fulfill Customer’s requirements as described in the Forecast. Customer shall have [**] days upon receipt of such notification to place a Binding Order (as defined below) with respect to the manufacturing capacity that LB proposes to sell to such third party. If Customer fails to place a Binding Order during such [**] day period, then LB may accept such order from such third party.

For example, if the Customer includes in the Forecast a desire for [**] Batches during calendar quarters 6, 7 and 8 of the Forecast and LB has a bona fide offer which, if accepted, would only allow LB to produce [**] Batches for the Customer during such calendar quarters, then LB shall notify the Customer of the bona fide offer in advance of accepting such bona fide offer, and the Customer may place Binding Orders for up to the [**] Batches which were Forecast for such calendar quarters. In the event that the Customer does not submit such Binding Order within [**] days of receiving such notice from LB, LB may accept such bona fide offer.

4.13	Customer may from time to time submit an order (a “Binding Order”) for the Customer’s required number of Campaigns and number of Batches per Campaign [**]) for Product to be Delivered in a given calendar quarter. LB agrees to accept each Binding Order submitted by Customer; provided, however, that LB shall not be required to accept a Binding Order submitted to LB after [**] if such Binding Order requires LB to [**] of the date of the Binding Order.

4.14	Bulk Product delivered to the Customer by LB shall expire [**] from the date of Delivery to the Customer or its designee.

5.	Price and Terms of Payment

5.1	Unless otherwise indicated in writing by LB, all prices and charges are exclusive of Value Added Tax or of any other applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority, which shall be paid by the Customer (other than taxes on LB’s income). Invoices will be sent in accordance with Schedule 3, and all invoices for commercial Product shall be sent no earlier than the Delivery of Product to the Customer. The cost of raw materials and third party testing shall be invoiced to the Customer on a monthly basis as such costs are incurred in the manufacture of Product. All invoices are strictly net and absent a good faith dispute, payment must be made within [**] days of date of receipt of invoice by Customer. In the event a Binding Order is cancelled by the Customer, LB shall invoice the Customer on the dates LB would have invoiced the Customer had the Product been manufactured in accordance with such Binding Order.

5.2	In default of payment on due date:

5.2.1	interest shall accrue on any amount overdue at the rate of four percent (4%) above the base lending rate from time to time of National Westminster Bank plc, interest to accrue on a day to day basis both before and after judgment; and

5.2.2	LB shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services or to treat this Agreement as repudiated on not less than [**] days’ prior notice in writing to Customer given at any time thereafter.

5.3	The Price in respect of each Batch produced on or after [**], shall be increased on each January 1 by the PPI then current on such January 1. In addition, alterations shall be made to the Price where unanticipated exceptional items of cost or expense (excluding items accounted for in the PPI) caused by mutually agreed alteration of the Process or the Specification as established at the Effective Date; provided the Customer agrees with LB’s written estimate of the costs and a reasonable demonstration of the items of cost or expense in question in advance.

5.4	Subject to the provisions of Schedule 3, upon the completion of the second commercial Campaign, [**] between the Parties.

6.	LB Warranties and Indemnity

6.1	LB warrants that:

6.1.1	the Services shall be performed in accordance with Clauses 3.1 and 3.2;

6.1.2	unencumbered title to Product will be conveyed to Customer upon Delivery;

6.1.3	as of the date of this Agreement, the LB Know-How (except to the extent that such LB Know-How is Customer Information) and LB Patent Rights are owned by LB or LB is otherwise entitled to use them for the purposes of providing Services under this Agreement and during the term of this Agreement LB shall not do or cause anything to be done which would adversely affect their ownership or entitlement to use the same for those purposes;

6.1.4	LB has the right to enter into this Agreement;

6.1.5	Other than those issues in the Existing Proceedings, as of the date of this Agreement to the best of LB’s knowledge and belief, having made due and careful enquiry, the use by LB of the Process (excluding any modifications or steps made or developed by Customer, the Customer Materials, Customer Information and Customer Patent Rights) and LB Patent Rights and LB Know-How for the performance of the Services as provided herein will not infringe any rights (including without limitation any intellectual or industrial property rights) vested in any third party; and

6.1.6	LB will notify Customer in writing immediately if it receives or is notified of a claim from a third party that the use by LB of the Process and/or the LB Know-How or the LB Patent Rights for Services infringes any intellectual property rights vested in such third party.

In addition, LB warrants that it will promptly notify the Customer in writing if there is any material change in the ability of LB to make the representations in this Clause 6.1.

6.2	Clause 6.1 is in lieu of all conditions, warranties and statements in respect of the Services and/or the Product whether expressed or implied by statute, custom of the trade or otherwise (including but without limitation any such condition, warranty or statement relating to the description or quality of the Product, its fitness or suitability for a particular purpose or use under any conditions whether or not known to LB) and any such condition, warranty or statement is hereby excluded.

6.3	LB shall indemnify, hold harmless and maintain Customer promptly indemnified against all claims, actions, costs, expenses (including court costs and legal fees on a full indemnity basis) or other liabilities whatsoever in respect of:

6.3.1	any breach of the warranties given by LB in Clause 6.1;

6.3.2	any product liability to the extent that such liability is caused by the negligent act or omission or willful misconduct of LB in the production and/or supply of Product;

6.3.3	any negligent or willful act or omission of LB in relation to the manufacture, use, processing, storage, packing or sale of the Product;

6.3.4	any claims alleging or finding LB’s use of LB Know-How or LB Patent Rights infringes any intellectual property rights vested in any third party (whether or not Customer or LB knows or ought to have known about the same); and

6.3.5	LB’s transfer or use of any raw, in-process or finished material related to the manufacture or testing of the Product from the United States, including the Portsmouth Facility, to the Slough Facility, or to any other person or place, or the use of any such materials in the United States, in violation of any court order from, or any representation made to, a court in the United Kingdom or the United States or to the extent that any claim of infringement is based on LB’s own processes as opposed to the Customer Materials, Customer Information, the Product, or a combination of the Customer Materials, Customer Information, Product and LB’s proprietary processes.

In the event that the Customer requests indemnification under this clause 6.3, it shall be subject to equivalent obligations as those imposed on LB under clauses 2.10 and 2.11 above, mutatis mutandis.

6.4	LB shall not be liable for any special, indirect, or consequential damages awarded to Customer, whether arising at contract or at law and irrespective of fault or negligence.

6.5	Without prejudice to the terms of Clauses 4.6, 4.10, 6.3, 6.4 and 6.6, the liability of LB for any loss or damage suffered by the Customer as a result of any breach of this Agreement or of any other liability of LB (including misrepresentation and negligence) in respect of the Services (including without limitation the production and/or supply of the Product) shall be limited to the payment by LB of damages which shall not exceed (a) ten million pounds sterling (£10,000,000) or (b) where this Agreement is terminated by either party, an amount equal to the amount of the Price received by LB from the Customer prior to such termination, always subject to an upper limit of ten million pounds sterling (£10,000,000). However, the foregoing limitation shall not apply in the case of (a) breach of Clause 7 (Confidentiality) by LB, or (b) grossly negligent or intentionally wrongful acts or omissions of LB.

6.6	Nothing contained in this Agreement shall purport to exclude or restrict any liability for death or personal injury resulting directly from negligence or willful misconduct by LB in carrying out the Services or any liability for breach of the implied undertakings of LB as to title.

6.7	The obligations of the LB and the Customer under this Clause 6 shall survive the termination for whatever reason of the Agreement.

7.	Confidentiality

7.1	The Customer acknowledges that LB Know-How (except to the extent that LB Know-How is Customer Information) and LB acknowledges that Customer Information and Customer Materials with which it is supplied by the other pursuant to the Agreement is supplied, subject to Clause 7.5, in circumstances imparting an obligation of confidence and each agrees to keep such LB Know-How or such Customer Information and Customer Materials secret and confidential and to respect the other’s proprietary rights therein and not at any time for any reason whatsoever to disclose or permit such LB Know-How or LB Information or such Customer Information to be disclosed to any third party save as expressly provided herein.

7.2	The Customer and LB shall each procure that all their respective employees, consultants, contractors and persons for whom it is responsible having access to confidential LB Know-How or LB Information or confidential Customer Information or Customer Materials shall be subject to the same obligations of confidence as the principals pursuant to Clauses 7.1 and 7.3 and shall be bound by secrecy agreements in support of such obligations.

7.3	LB and the Customer each undertake not to disclose or permit to be disclosed to any third party (including any contractors or consultants not previously approved in writing by LB, such approval not to be unreasonably withheld or delayed), or otherwise make use of or permit to be made use of (a) any trade secrets or confidential information relating to the technology, business affairs or finances of the other, any subsidiary, holding company or subsidiary or any such holding company of the other, or of any suppliers, agents, distributors, licensees or other customers of the other which comes into its possession under this Agreement or (b) the commercial terms of this Agreement except to the extent that the same is required to be disclosed pursuant to subpoena, court order, judicial process or otherwise by law, including without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission; provided the Receiving Party provides prompt notice to the Disclosing Party of such requirement in order to give the Disclosing Party an opportunity to timely seek a protective order or other appropriate judicial relief. In the event the Disclosing Party is unable to obtain a protective order or other appropriate judicial relief, the Receiving Party shall disclose only that portion of the Disclosing Party’s Confidential Information which is legally required to be disclosed, and ensure that all such Confidential Information of the Disclosing Party shall be redacted to the fullest extent permitted by law prior to such disclosure and that the Disclosing Party shall be given an opportunity to review the Confidential Information prior to its disclosure. LB acknowledges that Customer may decide to license some or all of the rights to the Product to a third party and LB agrees that Customer may disclose confidential information hereunder to such third party provided that such disclosures are subject to confidentiality provisions substantially similar to the confidentiality provisions contained herein.

7.4	The obligations of confidence referred to in this Clause 7 shall not extend to any information which:

7.4.1	is or becomes generally available to the public otherwise than by reason of a breach by the Receiving Party of the provisions of this Clause 7;

7.4.2	is known to the Receiving Party and is at its free disposal prior to its receipt from the Disclosing Party, as demonstrated by written evidence;

7.4.3	is subsequently disclosed to the Receiving Party without being made subject to an obligation of confidence by a third party;

7.4.4	LB or the Customer may be required to disclose under any statutory, regulatory or similar legislative requirement, subject to the imposition of obligations of secrecy wherever possible in that relation; or

7.4.5	is developed by any servant or agent of the Receiving Party without access to or use or knowledge of the information by the Disclosing Party.

7.5	The Customer acknowledges that:

7.5.1	without prejudice to any other rights and remedies that the parties may have, the parties agree that the Confidential Information is valuable and that damages may not be an adequate remedy for any breach of the provisions of Clauses 7.1, 7.2, 7.3 and 7.4. The parties agree that the relevant party will be entitled without proof of special damage to the remedies of an injunction and other equitable relief for any actual or threatened breach by the other party; and

7.5.2	Customer shall not at any time have any right, title, licence or interest in or to LB Know-How (except to the extent that LB Know-How is Customer Information) or the LB Patent Rights which are vested in LB or to which LB is otherwise entitled other than as provided herein.

7.6	LB acknowledges that, other than as provided herein, LB shall not at any time have any right, title, licence or interest in or to the Customer Information, Customer Patent Rights, Customer Materials or any other intellectual property rights vested in Customer or to which the Customer is entitled. For the purposes of clarity, property in the Product, and in any related cell line, cell bank and/or materials and/or information and all improvements thereto which were made or developed by LB [**], including any cell line, cell bank and/or materials and/or information and other rights applicable to the manufacture of Product and which were assigned to LB [**] therein, or owned by Aventis at the time or previously licensed to LB [**], shall be vested in the Customer. LB and Customer [**]. In addition, Customer understands that LB has a number of existing agreements [**]. The Parties agree that [**] and [**] under such agreements. Furthermore, Customer acknowledges and agrees that [**] this Agreement. For purposes of clarity, Customer acknowledges and agrees that it [**] under, any such agreements.

7.7	The obligations of LB and the Customer under this Clause 7 shall survive the termination for whatever reason of the Agreement.

7.8	Nothing contained herein shall prevent the Customer from disclosing to Aventis such LB information as may be required under Customer’s agreement with Aventis or as may be necessary in the event that Aventis desires Customer to manufacture (or have manufactured) Product for use by Aventis.

8.	Termination

8.1	If it becomes apparent to either LB or the Customer at any stage in the provision of the Services that it will not be possible to complete the Services for legal, scientific or technical reasons, a [**] day period shall be allowed for good faith discussion and attempts to resolve such problems. If such problems are not resolved within such period, LB and the Customer shall each have the right to terminate the Agreement forthwith by notice in writing. In the event of such termination, the Customer shall pay to LB a termination sum [**] prior to notice of such termination [**] for any stage of the Services which is in process at the date of notice of termination) and all expenses reasonably incurred by LB in winding down the Services and giving effect to such termination, including the costs of terminating any commitments entered into under the Agreement, [**]. In effecting such termination, LB shall wind down its operations as efficiently as possible, subject to Customer’s instructions with respect to completion of any on-going stages, steps or processes and in accordance with Schedule 3.

8.2	Customer may in its sole discretion terminate the Services at any time for any reason by giving not less than [**] days’ notice in writing to LB. In the event of termination pursuant to this Clause 8.2 and subject to Clauses 8.4 and 8.5 the Customer shall pay LB a termination sum calculated in accordance with the principles of Clause 8.1 above plus, in the event notice to terminate Services pursuant to this Clause 8.2 is issued to LB [**] for which Customer [**], Customer shall pay LB a sum equal to [**] [**], which payment shall fall due to LB [**]; provided, however, that to the extent requested by Customer, LB shall perform Services related to an Alternate Product during such period. For clarity, Customer shall own all raw materials and services for which it has paid.

8.3	To the extent that LB is able to sell any of the plant time reserved by Customer’s Binding Order but not used by Customer to a third party, then for that portion of the plant time which is sold to a third party, (a) Customer shall [**] of the [**] to be performed during such period if not previously paid or (b) if previously paid LB shall refund to the Customer [**] percent ([**]%) of the price previously paid for such Binding Orders. For clarity, Customer shall [**] of the costs of the Services [**] Customer may identify third parties interested in using such plant time.

8.4	For the avoidance of doubt, activities relating to [**].

8.5	The parties may each terminate the Agreement forthwith by notice in writing to the other party upon the occurrence of any of the following events:

8.5.1	if the other commits a material breach of the Agreement (which shall include a breach of the warranties set out in Clauses 2 and 6 respectively) which in the case of a breach capable of remedy is not remedied within [**] days of the receipt by the other of notice identifying the breach and requiring its remedy; or

8.5.2	if the other ceases for any reason to carry on business or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or any part of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law.

8.6	At the request of Customer, at any time and for whatever reason, including in connection with termination of this Agreement:

8.6.1	LB shall promptly return to the Customer all Customer Information and shall dispose of or return to the Customer Product (except to the extent that the Customer has not paid LB invoices related to such Product) and the Customer Materials and any materials therefrom, as directed by the Customer; and

8.6.2	LB shall transfer, at Customer’s cost, the Process and all technology associated therewith (including standard operating procedures and other documentation related to assays and reagents used in connection with the Process or the Product) other than LB Patent Rights, to the Customer (or such third party as Customer may designate) in a timely and efficient manner in order to enable Customer or its designee to prepare to manufacture and/or commence manufacturing the Product as quickly and efficiently as possible; and

8.6.3	LB shall grant the Customer an exclusive, perpetual, worldwide, royalty-free, sublicensable license to use LB Patent Rights for use exclusively with respect to the Cell Line, the Process and the Product; and

8.6.4	LB and the Customer shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably require to evidence compliance with this Clause 8.6.

The provisions of the Clause 8.6 shall survive termination of this Agreement.

8.7	Termination of this Agreement for whatever reason shall not affect the accrued rights of either LB or the Customer arising under or out of this Agreement and all provisions which are expressed to survive the Agreement shall remain in full force and effect.

8.8	Customer hereby grants to LB, following termination of this Agreement, an exclusive, perpetual, worldwide, royalty-free, sublicensable license to use LB Know-How (to the extent such LB Know-How is Customer Information) for use other than with respect to the Cell Line, the Process or the Product. The provisions of this Clause 8.8 shall survive termination of this Agreement.

9.	Force Majeure

9.1	If either Party is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and shall give written notice thereof to the other Party specifying the matters constituting Force Majeure together with such evidence as such Party reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, such Party shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue.

9.2	The expression “Force Majeure” shall be deemed to include any cause affecting the performance of this Agreement arising from or attributable to perils of navigation, floods, fire, storms, epidemics, acts of god, locusts, earthquakes, explosions, hostilities, civil commotion, war (declared or undeclared), orders, requisitions, regulations or acts of any government or governmental authority, whether de jure or de facto or any official purporting to act under the authority of any such government, insurrections, failure or slowdown of public utilities, inability to procure raw materials or other circumstances or conditions of a similar nature, quarantine or custom restrictions, strikes, lockouts or any other labor difficulty at suppliers of goods, raw materials and/or excipients.

10.	Governing Law, Jurisdiction and Enforceability

10.1	The construction, validity and performance of the Agreement shall be governed by the laws of England, and LB and the Customer submit to the non-exclusive jurisdiction of the Courts of England and Wales.

10.2	No failure or delay on the part of either LB or the Customer to exercise or enforce any rights conferred on it by the Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

10.3	The illegality or invalidity of any provision (or any part thereof) of this Agreement shall not affect the legality, validity or enforceability of the remainder of its provisions or the other parts of such provision as the case may be.

11.	Notices

11.1	Any notice or other communication to be given under this Agreement shall be delivered personally or sent by facsimile transmission, or if facsimile transmission is not available, by first class pre-paid post addressed as follows:

11.1.1 If to Lonza Biologics to:	Lonza Biologics plc
228 Bath Road
Slough
Berkshire SL1 4DX
England

Facsimile: 01753 777001
For the attention of:	The Head of Legal Services

With a copy to:	The Site Director at the same address

11.1.2 If to the Customer to:	Transkaryotic Therapies Inc
700 Main Street
Cambridge
MA 02139
USA
Facsimile: 617-503-0330
For the attention of:	Senior Vice President, Manufacturing

With a copy to:	Transkaryotic Therapies Inc
700 Main Street
Cambridge
MA 02139
USA
Facsimile: 617-349-0550
For the attention of:	General Counsel

or to such other destination as either party hereto may hereafter notify to the other in accordance with the provisions of this Clause 11.

11.2	All such notices or other communications shall be deemed to have been served as follows:

11.2.1	if delivered personally, at the time of such delivery;

11.2.2	if sent by facsimile, upon receipt of the transmission confirmation slip showing completion of the transmission;

11.2.3	if sent by first class pre-paid post, ten (10) business days (Saturdays, Sundays and Bank or other public holidays excluded) after being placed in the post.

12.	Miscellaneous

12.1	Neither party shall be entitled to assign, transfer, charge or in any way make over the benefit and/or the burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed, save that either Party shall be entitled without the prior written consent of the other to assign, transfer, charge, sub-contract, deal with or in any other manner make over the benefit and/or burden of this Agreement to any company with which such Party may merge or to any company to which such Party may transfer its assets and undertakings.

12.2	The text of any press release or other communication to be published by or in the media concerning the subject matter of the Agreement shall require the prior written approval of LB and the Customer.

12.3	The Agreement embodies the entire understanding of LB and the Customer and there are no promises, terms, conditions or obligations, oral or written, expressed on implied, other than those contained in the Agreement. The terms of the Agreement shall supersede all previous agreements, including the LOI, (if any) which may exist or have existed between LB and the Customer relating to the Services.

12.4	The parties to this Agreement do not intend that any term hereof should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

12.5	No variation of or addition to this Agreement or any part thereof shall be effective unless in writing and signed on behalf of both parties. Notwithstanding the above the parties hereby confirm that amendments to the Specification shall be effective if reduced to writing and signed by the quality and/or regulatory representative of both parties, which quality and/or regulatory representative shall be nominated from time to time by each party

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

Signed for and on behalf of	/s/Gerhard F. Klement

LONZA BIOLOGICS PLC
	COO	TITLE

Signed for and on behalf of	/s/Michael J. Astrue, Esq.

TRANSKARYOTIC THERAPIES INC
	President and Chief Executive Officer	TITLE

SCHEDULE 1

“Cell Line” shall mean the [**]

“Product” shall mean the [**].

A. SPECIFICATION FOR BULK PURIFIED DRUG SUBSTANCE

Method
Test No.	Criterion	(LB SOP number)	Specification
1.	Characteristics
1.1	[**]	[**]	[**]
1.2	[**]	[**]	[**]
1.3	[**]	[**]	[**]
1.4	[**]	[**]	[**]
2.	Identity
1.5	[**]	[**]	[**]

Method
Test No.	Criterion	(LB SOP number)	Specification
3.	Purity
1.6	[**]	[**]	[**]
1.7	[**]	[**]	[**]
1.8	[**]	[**]	[**]

4.	Impurities

Test No.	Criterion	Method (LB SOP number)	Specification
1.9	[**]	[**]	[**]
1.10	[**]	[**]	[**]
1.11	[**]	[**]	[**]
1.12	[**]	[**]	[**]
1.13	[**]	[**]	[**]
1.14	[**]	[**]	[**]

Test No.	Criterion	Method (LB SOP number)	Specification
5.	Safety
1.15	[**]	[**]	[**]
1.16	[**]	[**]	[**]
6.	Sample from production fermenter on each day of harvest
1.17	[**]	[**]	[**]
1.18	[**]	[**]	[**]

7.	Storage and shipping information

[**]

Bottling of Bulk Product:

Primary containers: Polypropylene bottle (screw cap, autoclavable)

Denominations:

[**]

[**]

[**]

[**]

For the calculation of the total fill volume it is assumed that 1g of liquid ~ 1ml.

Product Storage Conditions: Store Product at 5 ±3°C.

Shipment Temperature: Product shipped at greater than 0°C and below or equal to +10°C.

Customer samples (removed during the middle of dispensing):

To be agreed during the work programme. 500mL, 125mL and 30mL Nalgenes are available. 1ml Nunc cryotubesTM can be used but there is no shipping validation.

SCHEDULE 2

CONTENTS

1	Activities to be undertaken by LB

1	Stage 1 — [**]

2	Stage 2 — [**]

3	Stage 3 — [**]

4	Stage 4 — [**]

5	Stage 5 — [**]

6	Stage 6 — [**]

7	Stage 7 — [**]

8	Stage 8 — [**]

9	Stage 9 — [**]

10	Stage 10 — [**]

11	Stage 11 — [**]

12	Stage 12 — [**]

13	Stage 13 — [**]

14	Stage 14 — [**]

15	Stage 15 — [**]

16	Stage 16 — [**]

17	Stage 17 — [**]

18	Stage 18 — [**]

19	Stage 19 — [**]

20	Stage 20 — [**]

21	Stage 21 — [**]

22	Stage 22 — [**]

23	Stage 23 — [**]

24	Stage 24 — [**]

1	Activities to be undertaken by LB

1	Stage 1 — [**]

1.1	Objectives

1.1.1 [**]

1.1.2 [**]

1.1.3 [**]

1.1.4 [**]

1.1.5 [**]

1.2	Activities

1.2.1 [**]

1.2.2 [**]

1.2.3 [**]

1.2.4 [**]

1.3	Timescale

This Stage shall commence [**] and will be complete [**].

It is estimated that this Stage shall be complete [**]

2	Stage 2 — [**]

2.1	Objectives

2.1.1 [**]

2.2	Activities

2.2.1 [**]

2.3	Timescale

This Stage can commence [**]. This Stage shall be complete [**].

It is expected that this Stage shall be complete approximately [**].

3	Stage 3 — [**]

3.1	Objectives

3.1.1 [**]

3.1.2 [**]

3.1.3 [**]

3.1.4 [**]

3.2	Activities

3.2.1 [**]

3.2.2 [**]

3.2.3 [**]

3.2.4 [**]

3.2.5 [**]

3.2.6 [**]

3.2.7 [**]

3.3	Timescale

This Stage can commence [**] and shall be complete [**].

It is estimated that this Stage shall be complete [**].

4	Stage 4 — Purification Process Trial

4.1	Objectives

4.1.1 [**]

4.1.2 [**]

4.2	Activities

4.2.1 [**]

4.2.2 [**]

4.2.3 [**]

4.2.4 [**]

4.2.5 [**]

4.2.6 [**]

4.2.7 [**]

4.3	Timescale

This Stage can commence [**] and shall be complete [**].

It is estimated that this Stage shall be complete [**].

5	Stage 5 — [**]

5.1	Objectives

5.1.1 [**]

5.1.2 [**]

5.1.3 [**]

5.2	Activities

5.2.1 [**]

5.2.2 [**]

5.2.3 [**]

5.2.4 [**]

Note [**]

5.2.5 [**]

5.2.6 [**]

5.3	Timescale

This Stage can commence [**] and shall be complete [**].

It is expected that this Stage shall be complete approximately [**].

6	Stage 6 — [**]

6.1	Objectives

6.1.1 [**]

6.1.2 [**]

6.2	Activities

6.2.1 [**]

6.2.2 [**]

6.2.3 [**]

6.2.4 [**]

6.2.5 [**]

6.2.6 [**]

6.3	Timescale

This Stage can commence [**]. This Stage shall be complete [**].

It is expected that this Stage shall be complete approximately [**].

7	Stage 7 — [**]

7.1	Objectives

7.1.1 [**]

7.2	Activities

7.2.1 [**]

7.2.2 [**]

7.2.3 [**]

7.3	Timescale

This Stage can commence upon [**] and shall be complete upon [**].

It is expected that this Stage shall be complete approximately [**].

8	Stage 8 — [**]

8.1	Objective

8.1.1 [**]

8.1.2 [**]

8.2	Activities

8.2.1 [**]

8.2.2 [**]

8.2.3 [**]

8.2.4 [**]

8.2.5 [**]

8.2.6 [**]

8.2.7 [**]

8.2.8 [**]

8.3	Timescale

This Stage will commence upon [**]and shall be complete upon release of the facility.

It is estimated that this Stage shall be complete [**]

9	Stage 9 — [**]

9.1	Objective

9.1.1 [**]

9.2	Activities

9.2.1 [**]

9.3	Timescale

This Stage will commence [**].

It is estimated that this Stage shall be complete four [**]

10	Stage 10 — [**]

10.1	Objective

10.1.1 [**]

10.2	Activities

Sub-Stage A: First Engineering Batch

10.2.1 [**]

10.2.2 [**]

10.2.3 [**]

10.2.4 [**]

10.2.5 [**]

Sub-Stage B: Second Engineering Batch

10.2.1 [**]

10.3	Timescale

This Stage may commence [**].

Each batch will be complete upon summary report issue estimated to be [**].

11	Stage 11 — [**]

11.1	Objective

11.1.1 [**]

11.2	Activities

11.2.1 [**]

11.2.2 [**]

11.2.3 [**]

11.3	Timescale

This Stage can commence upon [**]

It is expected that this Stage shall be complete approximately [**]

12	Stage 12 — [**]

12.1	Objectives

12.1.1 [**]

12.2	Activities

[**]

12.2.1 [**]

12.2.2 [**]

12.2.3 [**]

12.2.4 [**]

12.2.5 [**]

12.2.6 [**]

Note:

[**]

12.2.7 [**]

[**]

12.2.8 [**]

Note:

12.3	Timescale

This Stage may commence [**].

Each batch will be complete [**]. It is estimated that Product will be delivered [**]. It is estimated that this shipment could occur[**].

13	Stage 13 — Process Limits Data Review

13.1	Objectives

13.1.1 [**]

13.2	Activities

13.2.1 [**]

13.2.2 [**]

Note:

13.2.3 [**]

13.3	Timeline

This Stage can commence [**].

Stage will be complete [**] estimated to be [**].

14	Stage 14 — [**]

14.1	Objectives

14.1.1 [**]

14.1.2 [**]

14.2	Activities

[**]

14.2.1 [**]

Note: [**]

14.2.2 [**]

14.2.3 [**]

14.2.4 [**]

14.2.5 [**]

Note: [**]

[**]

14.2.6 [**]

Note: [**]

14.2.7 [**]

14.2.8 [**]

14.2.9 [**]

14.2.10 [**]

14.2.11 [**]

Note: [**]

14.3	Timescale

Sub-Stage A shall be complete with the issue of the final report of activities (14.2.5). It is estimated that this report will be issued [**].

Sub-Stage B shall be complete upon issue of the audited report of activities to the Customer. It is estimated that this report shall be issued [**]

15	Stage 15 — [**]

15.1	Objectives

15.1.1 [**]

15.2	Activities

15.2.1 [**]

Note: [**] 15.2.2 [**]

Note: [**]

15.2.3 [**]

15.3	Timescale

This Stage can commence as soon as Product is available and will be complete on issue of the final report of activities and it is estimated that this will be issued [**].

16	Stage 16 — [**]

16.1	Objectives

16.1.1 [**]

16.1.2 [**]

16.2	Activities

16.2.1 [**]

16.2.2 [**]

Note:

16.2.3 [**]

16.2.4 [**]

16.2.5[**]

16.2.6 [**]

16.2.7 [**]

Note:[**]

16.3	Timescale

This Stage shall commence [**]

This Stage shall be completed [**].

It is estimated that this [**] will be [**] .

17	Stage 17 — [**]

17.1	Objectives

17.1.1 [**]

17.1.2 [**]

17.2	Activities

17.2.1 [**]

17.2.2 [**]

17.2.3 [**]

TEST	BioReliance Protocol
[**]	[**]
[**]	[**]

17.2.4 [**]

TEST	METHOD
[**]	[**]
[**]	[**]

17.2.5 [**]

TEST	BioReliance Protocol
[**]	[**]
[**]	[**]

17.3	Timescale

This Stage can commence as soon as the relevant cell stocks have been prepared. This Stage will be complete on [**] and it is estimated that this will be [**].

18	Stage 18 — [**]

18.1	Objective

18.1.1[**]

18.2	Activities

18.2.1[**]

18.2.2[**]

Note:[**]

18.2.3[**]

Note:[**]

18.2.4[**]

18.2.5[**]

18.2.6[**]

18.3	Timescale

This Stage can commence [**]. This Stage shall be complete [**]. The interim report of results will be issued within [**]. The final report will be issued within [**].

19	Stage 19 — [**]

19.1	Objectives

19.1.1[**]

19.1.2[**]

19.1.3[**]

19.2	Activities

19.2.1[**]

Note:[**]

19.2.2[**]

19.2.3[**]

19.2.4[**]

Note:

19.2.5[**]

19.2.6[**]

19.3	Timescale

This Stage can commence as soon as [**] and will be complete [**] Note: [**]

20	Stage 20 — [**]

20.1	Objectives

20.1.1[**]

20.2	Activities

20.2.1[**]

20.2.2[**]

20.2.3[**]

20.2.4[**]

Note:[**]

20.3	Timescale

This Stage shall be complete [**]. It is estimated that this Stage will be complete [**].

21	Stage 21 — [**]

21.1	Objectives

21.1.1[**]

21.1.2[**]

21.2	Activities

21.2.1[**]

21.2.2[**]

21.3	Timescale

The provision of services under this stage can commence [**]

22	Stage 22 — [**]

22.1	Objectives

22.1.1[**]

22.2	Activities

22.2.1[**]

22.2.2[**]

22.2.3[**]

22.2.4[**]

22.2.5[**]

22.2.6[**]

22.3	Timescale

This Stage can commence [**]

It is estimated that this Stage will be complete approximately [**]

23	Stage 23 — [**]

23.1	Objectives

23.1.1[**]

23.2	Activities

23.2.1[**]

Note:[**]

23.2.2[**]

23.2.3[**]

23.2.4[**]

23.2.5[**]

23.2.6[**]

23.3	Timescale

This Stage can commence as soon as the relevant materials are available. This Stage shall be complete upon issue of the summary report to the Customer.

It is expected that this Stage shall be complete approximately [**].

24	Stage 24 — [**]

24.1	Objectives

24.1.1[**]

24.2	Activities

24.2.1[**]

24.2.2[**]

24.2.3[**]

24.2.4[**]

24.2.5[**]

24.2.6[**]

24.3	Timescale

This Stage can commence as soon as the relevant materials are available. This Stage shall be complete upon issue of the summary report to the Customer.

It is expected that this Stage shall be complete approximately [**].

25	Stage 25 — [**]

25.1	Objective

25.1.1[**]

25.2	Activities

25.2.1[**]

Note:

25.2.2[**]

25.2.3[**]

25.2.4[**]

25.2.5[**]

25.2.6[**]

25.2.7[**]

Note:

25.3	Timescale

This Stage will be complete on issue of the final report of activities and it is estimated that this will be issued [**]

26	Stage 26 — [**]

26.1	Objectives

26.1.1[**]

26.2	Activities

26.2.1[**]

Note:

26.2.2[**]

Note:

26.2.3[**]

26.2.4[**]

26.2.5[**]

26.3	Timescale

The stage will be complete upon issue of the final reports of activities to the Customer. It is estimated that this will be complete [**]

SCHEDULE 3
PRICE AND PAYMENT TERMS

1.	For capital improvements to the Slough Facility, Customer shall pay LB’s [**]. Such amount shall be paid in full within [**] days of execution of this Agreement. Customer shall be credited all amounts paid to LB prior to the date hereof for such capital improvements. The Customer shall own all non-fixed assets such as columns paid for by the Customer.

2.	For Stages 1 through 4 described in Schedule 2 hereof, Customer shall pay LB [**] Except as described in paragraph 5 below, this price is all-inclusive for such Stages. Such amount was previously paid or invoiced and due for payment by the Customer to Lonza.

3.	For all development, manufacturing, analytical and registration activities (including documentation) required to have the manufacture of the Product at the Slough Facility approved for the commercial sale of the Product, including without limitation, those activities described in Stages 5 through 25 as described in Schedule 2 hereof, Customer shall pay LB [**] Except as described in paragraph 5 below, this price is all-inclusive for such activities. Such amount will be paid in four installments as follows:

a.	Installment 1: [**] to be paid within [**] days of signing this Agreement

b.	Installment 2: [**] to be invoiced to Customer by LB upon commencement of the [**]Batch described in Stage 12 as described on Schedule 2.

c.	Installment 3: [**] to be invoiced to Customer by LB upon successful completion, testing and release of [**] consistency Batches suitable for registration in Stage 12 as described on Schedule 2.

d.	Installment 4: [**] to be invoiced to Customer by LB upon completion of all work and delivery of all documentation required for registration and acceptance thereof by Customer.

For purposes of clarity, it is expected that development, manufacturing, analytical and registration activities shall include the manufacture of at least [**] Batches, at least [**] of which shall meet Specifications and be suitable for registration purposes, and that such activities shall include, among other things, all required testing, release activities, stability studies, technical reports, reference standards, validation studies, reports and other work required for the registration and maintenance of the Product; provided, however, that if there is a substantial change in the regulatory requirements applicable to the approval of biologics, the Parties shall negotiate in good faith an appropriate revision to the scope and price of Services to be provided hereunder.

In the event that the performance of any of the activities described in this Clause 3 of Schedule 3 are prohibited or significantly delayed for legal reasons, the Customer shall either:

(a)	terminate the Agreement, in which case the Customer will pay LB [**] and [**] (determined as the work performed, as determined by agreement of the Parties, divided by the total work to be performed, [**] less any amounts already paid pursuant to this Clause 3 of Schedule 3; or

(b)	delay implementation of the Services described in the Clause 3 of Schedule 3, in which case the Customer will pay LB [**] (determined as the work performed, as determined by agreement of the Parties, divided by the total work to be performed, times [**] less any amounts already paid pursuant to this Clause 3 of Schedule 3. In such event, at the request of the Customer, LB agrees to commence any work which was so delayed within [**].

4.	For each Batch (other than any batches required for registration of the Product and the Batches described in Stages 1 through 25, which shall be included in the price described in paragraph 3 above), Customer shall pay [**] per Batch. This price shall include all Services performed by LB, including release testing, documentation, and preparation and delivery of the Certificate of Analysis.

Except as described in paragraph 5 below, this price is all-inclusive. LB guarantees that it will deliver an average of at least [**] of Product per Batch for each Campaign. The Parties agree that after the first two commercial Campaigns, the Parties shall [**]. The Customer agrees to order a minimum of [**] for production in [**] unless the Customer terminates commercial development of the Product, in which case such minimum order shall not be applicable.

5.	In addition to the other costs described in this Schedule 3, LB shall send Customer an invoice (together with all relevant third party invoices) for any of the following purchased by LB, with prior approval of Customer, in connection with the performance of its activities under the Agreement:

a.	[**]

b.	[**]

c.	[**]

6.	In the event that Customer requires LB to delay development or manufacturing for any reason, including without limitation the issuance of an injunction, and Customer elects not to terminate this Agreement, Customer shall pay [**] per month for each month of delay. Customer may require that LB develop or manufacture an Alternate Product during such delay for no additional cost; provided, however, that if the development or manufacture of the Alternate Product requires substantially greater labor than would have been expended by LB to manufacture a commercial Batch of Product, then Customer shall pay for such additional labor at a price of [**] per annual full time employee (“FTE”), pro rated for the amount of time actually worked.

Whether in the course of terminating this Agreement or otherwise, Customer may require LB to develop or manufacture one or more Alternate Products in place of Binding Orders for the Product at no additional cost; provided, however, that if the development or manufacture of the Alternate Product requires substantially greater labor than would have been expended by LB to comply with such Binding Orders, then Customer shall pay for such additional labor at a price of [**] per annual FTE.

The Customer must pre-authorize in writing any work performed which would require additional payment pursuant to this paragraph 6. No additional payment may be requested by LB unless the total scope of the Services for such Alternate Product exceeds the total scope of Services that would have been required with the Product.

SCHEDULE 4
ANTICIPATED TIMING

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Graphic depicting the stages of services and timeframes for completion has been deleted and filed separately with the Securities and Exchange Commission.

SCHEDULE 5
ANTICIPATED CHANGES TO THE PROCESS

1.	[**]

2.	[**].

3.	[**].

4.	[**]

5.	[**]